Exhibit 5.2
[Letterhead of Simpson Thacher & Bartlett LLP]
June 8, 2011
Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri
Ladies and Gentlemen:
     We have acted as counsel to Arch Coal, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 12, 2009, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission by the Company on August 2, 2010 (the “Registration Statement”) relating to the issuance thereunder by the Company of 48,000,000 shares (the “Firm Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), and up to 7,200,000 shares (the “Over-Allotment Shares” and together with the Firm Shares, the “Shares”) of Common Stock pursuant to the over-allotment option granted to the underwriters pursuant to the Underwriting Agreement, dated as of June 2, 2011, among the Company and the underwriters named therein (the “Underwriting Agreement”).
     We have examined the Registration Statement; the Company’s prospectus dated August 2, 2010 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 2, 2011 (together with the Base Prospectus, the “Prospectus”) filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission; and a form of the share certificate representing the Common Stock of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP